Exhibits 5.1 and 23.2

OPINION OF DAVIS POLK & WARDWELL LLP

January 17, 2017

REV Group, Inc.

111 E. Kilbourn Avenue

Milwaukee, WI 53202

Ladies and Gentlemen:

REV Group, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 14,375,000 shares of its common stock, par value $0.001 per share (the “Securities”), including 1,875,000 shares subject to the underwriters’ option to purchase additional shares from certain shareholders of the Company named in the Registration Statement (the “Selling Shareholders”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications and assumptions set forth below, we advise you that, in our opinion:

(i)	when the price at which the Securities to be sold by the Company has been approved by or on behalf of the Board of Directors of the Company and when the Securities to be sold by the Company have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the Prospectus, the Securities to be sold by the Company will be validly issued, fully paid and non-assessable; and

(ii)	the Securities to be sold by the Selling Shareholders will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that prior to closing of the offering contemplated by the Prospectus (i) the Amended and Restated Certificate of Incorporation, a form of which has been filed as an exhibit to the Registration Statement, has been filed with the Secretary of State of the State of Delaware and (ii) the stock split described in the Prospectus has been effected.

January 17, 2017

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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